Exhibit 99.1

Sumitovant Biopharma and Urovant Sciences Announce Sumitovant’s Acquisition of Remaining Stake in Urovant

•	Sumitovant Biopharma to acquire all outstanding shares of Urovant it does not already own

•

Transaction increases Urovant’s ability to provide patient therapies and achieve commercial success as it prepares to launch its first potential therapy, vibegron, for the treatment of patients with overactive bladder (OAB)

•	Agreement unanimously recommended by Special Committee of Urovant Independent Directors

NEW YORK, LONDON, IRVINE, CA, and BASEL, November 12, 2020 – Sumitovant Biopharma and Urovant Sciences (Nasdaq: UROV) today announced that they have entered into a definitive merger agreement for Sumitovant to acquire the outstanding shares of Urovant common stock not already owned by Sumitovant at a price of $16.25 per share in cash. Sumitovant currently owns 72% of the outstanding shares of Urovant common stock.

The acquisition consideration represents an equity value for Urovant of $584 million and an enterprise value of $681 million. The per share consideration represents a premium of 96% to Urovant’s closing price on November 12, 2020, and a premium of 92% to Urovant’s 30-day volume weighted average share price on November 12, 2020. The merger agreement has been unanimously approved by a special committee of Urovant’s Board of Directors. The special committee of Urovant’s Board of Directors has recommended that Urovant’s shareholders vote in favor of the transaction.

“After careful consideration and consultation with our financial advisors, the special committee of the Urovant Board of Directors has found that Sumitovant’s offer represents exceptional value for shareholders,” said Pierre Legault, lead independent member of the Urovant Board of Directors and chairman of the special committee.

“Our foremost purpose is to give Urovant access to capital for its long-term business objectives and assure focus on its mission to develop and commercialize innovative therapies for its patients,” said Myrtle Potter, Chief Executive Officer of Sumitovant Biopharma. “By bringing Urovant into the fold as a privately-held company under the Sumitovant family of companies, we can enable the Urovant team to fully concentrate on the important task of preparing for its potential commercial launch of vibegron, the first new branded prescription drug for the treatment of OAB in nearly a decade.”

“During this pivotal phase of growth, fully becoming a part of our parent company, Sumitovant, positions Urovant to invest in all opportunities around vibegron including launching and building our commercial organization while maintaining our strategic direction, our commitment to patients with urologic conditions, and our unique corporate culture for employees,” said James Robinson, Chief Executive Officer of Urovant. “This transaction benefits Urovant shareholders by derisking our future and providing current and certain value going forward.”

Additional Transaction Details

The transaction is subject to the approval of Urovant’s shareholders, including holders of a majority of Urovant’s outstanding shares that are not held by Sumitovant and other customary closing conditions. The transaction is not subject to any financing condition.

Upon closing, Urovant will become a wholly owned subsidiary of Sumitovant and Urovant’s common stock will cease trading on the Nasdaq stock market. The closing of the transaction is expected to take place in the first quarter of 2021.

Citi is acting as exclusive financial advisor to Sumitovant. Jones Day is serving as Sumitovant’s legal counsel. Lazard Frères & Co. LLC is acting as exclusive financial advisor to the special committee of Urovant’s Board of Directors. O’Melveny & Myers is serving as the special committee’s legal counsel.

About Sumitovant Biopharma Ltd.

Sumitovant is a global biopharmaceutical company with offices in New York City and London. Sumitovant is a wholly owned subsidiary of Sumitomo Dainippon Pharma. Sumitovant is the majority shareholder of Urovant Sciences and Myovant Sciences, and wholly owns Enzyvant Therapeutics, Spirovant Sciences, and Altavant Sciences. Sumitovant’s promising pipeline is comprised of early-through late-stage investigational medicines across a range of disease areas targeting high unmet need. For further information about Sumitovant, please visit https://www.sumitovant.com.

About Urovant Sciences

Urovant is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. Urovant’s lead product candidate, vibegron, is an oral, once-daily small molecule beta-3 agonist that is being evaluated for overactive bladder (OAB). Urovant reported positive data from the vibegron 12-week, Phase 3 pivotal EMPOWUR study and demonstrated favorable longer-term efficacy, safety, and tolerability in a 40-week extension study. Urovant submitted a New Drug Application to the FDA seeking approval of vibegron for the treatment of patients with OAB in December 2019. Vibegron is also being evaluated for treatment of OAB in men with benign prostatic hyperplasia (OAB+BPH) and for abdominal pain associated with irritable bowel syndrome (IBS). Urovant’s second product candidate, URO-902, is a novel gene therapy being developed for patients with OAB who have failed oral pharmacologic therapy. Urovant, a subsidiary of Sumitovant Biopharma Ltd., which is a wholly-owned subsidiary of Sumitomo Dainippon Pharma, intends to develop novel treatments for additional urologic diseases. Learn more about us at www.urovant.com.

About Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon Pharma is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and the European Union. Sumitomo Dainippon Pharma is based on the 2005 merger between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon Pharma has more than 6,000 employees worldwide. Additional information about Sumitomo Dainippon Pharma is available through its corporate website at https://www.ds-pharma.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Urovant and Sumitovant. Urovant intends to file with the Securities and Exchange Commission (“SEC”) relevant materials, including a proxy statement in connection with the proposed transaction with Sumitovant on Schedule 14A, and Urovant and certain other persons, including Sumitovant, intend to file a Schedule 13E-3 transaction statement with the SEC. The definitive proxy statement and Schedule 13E-3 transaction statement will be sent or given to the stockholders of Urovant and will contain important information about the proposed transaction and related matters. UROVANT’S SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, Schedule 13E-3 and other relevant materials (when they become available), and any other documents filed by Urovant with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, securityholders of Urovant will be able to obtain free copies of the proxy statement and Schedule 13E-3 through Urovant’s website, www.Urovant.com, or by contacting Urovant by mail at Attn: Investor Relations.

Participants in the Solicitation

Urovant, Sumitovant and its directors, executive officers and other members of management and certain other people may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about

Urovant’s directors and executive officers is included in Urovant’s Annual Report on Form 10-K for the year ended March 31, 2020 filed with the SEC on June 19, 2020, and the proxy statement for Urovant’s annual meeting of stockholders for 2020, filed with the SEC on July 27, 2020. Additional information regarding these persons and their interests in the merger will be included in the proxy statement and Schedule 13E-3 relating to the proposed merger when they are filed with the SEC. These documents, when available, can be obtained free of charge from the sources indicated above. This press release does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

Safe Harbor for Forward-looking Statements

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical statements of fact and statements regarding Urovant’s intent, belief or expectations and can be identified by words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “to be,” “will,” “would,” or the negative or plural of these words or other similar expressions or variations, although not all forward-looking statements contain these identifying words. In this press release, forward-looking statements include, but are not limited to, statements regarding expectations about the proposed transaction involving Urovant and Sumitovant and statements regarding Urovant’s expectations for the commercialization of vibegron for the treatment of overactive bladder and plans and strategies for the clinical development of vibegron and other treatments for urologic diseases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. Risks and uncertainties related to the proposed merger include, but are not limited to, the risk that the merger transaction does not close, due to the failure of one or more conditions to closing or otherwise; the risk that required Urovant shareholder approvals of the merger transaction will not be obtained or that such approvals will be delayed or conditioned beyond current expectations; risks related to the disruption of management time from ongoing business operations due to the proposed transaction and possible difficulties in maintaining customer, supplier, key personnel and other strategic relationships; and the possibility of unexpected costs, liabilities or litigation related to the proposed transaction. Additional risks and uncertainties related to Urovant and its business include, but are not limited to, Urovant’s dependence on the success of its lead product candidate, vibegron, including uncertainties regarding FDA approval; the failure to achieve the market acceptance necessary for commercial success for vibegron or any other product candidate; the success and cost of Urovant’s efforts to commercialize vibegron; the impact on Urovant’s business, financial results, results of operations and ongoing clinical trials from the effects of the COVID-19 pandemic; risks related to clinical trials, including uncertainties relating to the success of Urovant’s clinical trials for vibegron and URO-902 and any future therapy or product candidates; uncertainties surrounding the regulatory landscape that governs gene therapy products; Urovant’s dependence on Merck Sharp & Dohme Corp. and Ion Channel Innovations, LLC to have accurately reported results and collected and interpreted data related to vibegron and URO-902 prior to Urovant’s acquisition of the rights related to these product candidates; reliance on a single supplier for the enzyme used to manufacture vibegron; the ability to obtain, maintain, and enforce intellectual property protection for Urovant’s technology and products; risks related to significant competition from other biotechnology and pharmaceutical companies; Urovant’s ability to realize the anticipated benefits of the co-promotion agreement with Sunovion in the manner or timeline expected; and other risks and uncertainties listed in Urovant’s filings with the SEC, including under the heading “Risk Factors” in Urovant’s most recently filed Quarterly Report on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other filings with the SEC. Given these risks and uncertainties, you should not place undue reliance on any forward-looking statements. These forward-looking statements are based on information available to Sumitovant as of the date of this press release and speak only as of the date of this release. Urovant and Sumitovant disclaims any obligation to update these forward-looking statements, except as may be required by law.

Media Contacts:

Sumitovant Biopharma

Mary Stutts

mary.stutts@sumitovant.com

707-373-0097

Urovant Sciences

Ryan Kubota

ryan.kubota@urovant.com

949-769-2706